EXHIBIT 23.1
CONSENT OF PETROLEUM ENGINEERS

We hereby consent to the references to our firm in the form and context in which they appear in the Quarterly Report on Form 10-Q of PEDEVCO Corp. (the “Company”) for the three months ended June 30, 2014 (the “Quarterly Report”). We also hereby further consent to the inclusion and use in the Quarterly Report of (i) our report dated July 29, 2014 relating to the estimated gross and net proved, probable and possible reserves, as of July 1, 2014, of certain properties held by Red Hawk Petroleum, LLC (the “Red Hawk Report”) as Exhibit 99.1 to the Quarterly Report, (ii) our report dated July 29, 2014 relating to the estimated gross and net proved, probable and possible reserves, as of July 1, 2014, of certain properties held by Condor Energy Technology, LLC (the “Condor Energy Report”)_as Exhibit 99.2 to the Quarterly Report, and (iii) our report dated July 29, 2014 relating to the estimated gross and net proved, probable and possible reserves, as of July 1, 2014, of certain properties held by Pacific Energy Development, LLC (the “PEDCO Direct Report,” and together with the Red Hawk Report and the Condor Energy Report, the “Reports”) as Exhibit 99.3 to the Quarterly Report.

We also consent to the incorporation by reference in (a) Registration Statement No. 333-192002 on Form S-8 of the Company, as amended; and (b) Registration Statement No. 333-191869 on Form S-3 of the Company, as amended, of all references to our firm and all information from the Reports.

South Texas Reservoir Alliance LLC
State of Texas Registration No. F-13460

By:	/s/ Sean Fitzgerald
Name:	Sean Fitzgerald
Title:	Manager, South Texas Reservoir Alliance

South Texas Reservoir Alliance LLC
1416 Campbell Rd., Bldg. B, Ste. 204
Houston, TX 77055
August 13 , 2014